Exhibit 3.1

CYABRA, INC.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW

Cyabra, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.	The Corporation filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware on March 26, 2026, as corrected by that certain Certificate of Correction of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 27, 2026 (collectively, the “Series A Certificate of Designation”).

2.	Pursuant to the authority granted to and vested in the Board of Directors of the Corporation by the provisions of the certificate of incorporation of the Corporation and the Delaware General Corporation Law, the Board of Directors duly adopted resolutions approving this Certificate of Amendment to the Series A Certificate of Designation.

3.	In accordance with Section 4 of the Series A Certificate of Designation and the Delaware General Corporation Law, the holders of the requisite number of outstanding shares of Series A Convertible Preferred Stock of the Corporation duly approved this Certificate of Amendment to the Series A Certificate of Designation.

4.	The Series A Certificate of Designation is hereby amended as follows:

FIRST: Section 6(b) of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

“b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.435, subject to adjustment herein (the “Conversion Price”).”

Except as expressly amended hereby, all other provisions of the Series A Certificate of Designation shall remain unchanged and in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this [__] day of [__], 2026.

CYABRA, INC.

By:
Name:
Title: